Steven L. Sample

2806 SE 29th Street

Ocala, FL 34471

January 15, 2016

TO: Board of Directors

Acacia Diversified Holdings, Inc.

3512 East Silver Springs Blvd. - #243

Ocala, FL 34470

Gentlemen:

Effective this date I hereby tender my resignation as Chief Executive Officer, President, and Chairman of the Board of Directors of Acacia Diversified Holdings, Inc. I shall remain a Director of the Company and shall continue as an employee in such lesser capacity as the Company shall from time to time see fit to have me serve.

I take this action in good faith such as to allow for our recently acquired entities to elect and appoint officers and directors of their choosing to give effect to the agendas they have for future success.

It has been a sincere pleasure to be in a leadership position with the Company, and I shall continue to provide support in anticipation of the good things to come.

Most sincerely,

______/s/ Steven L. Sample________

Steven L. Sample